Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-279153) and related Prospectus of Evaxion A/S for the registration of 19,453,796 ordinary shares represented by 1,945,379 American Depository Shares and to the incorporation by reference therein of our report dated March 26, 2024 , with respect to the consolidated financial statements of Evaxion Biotech A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

August 20, 2024